ASSIGNMENT AND ASSUMPTION OF EXPENSE LIMITATION AGREEMENT

This Assigment and Assumption is made as of September [  ], 2017, by and between Checchi Capital Fund Advisers, LLC, a Delaware limited liability company (the “CCFA”), MSS Series Trust, an Ohio business trust (“MSS”), and Checchi Capital Advisers, LLC, a Delaware limited liability company ("New Adviser"). As referenced below, CCA Investments Trust, an Ohio business trust (“CCA”) assign its right, title and interest in and to the Expense Limitation Agreement to MSS and has consented to the assumption by CCA.

RECITALS

WHEREAS, CCFA is currently the investment adviser to the CCA Aggressive Return Fund (the “Fund”), a series of CCA; and

WHEREAS, CCA and CCFA have entered into an Expense Limitation Agreement, dated November 30, 2012, as revised March 31, 2014 (the “Agreement”); and

WHEREAS, the Board of Trustees of CCA has approved the reorganization of the Fund into the CCA Aggressive Return Fund (the “New Fund”), a series of MSS (the “Reorganization”); and

WHEREAS, the New Adviser has been approved and agreed to serve as investment adviser to the New Fund by the MSS Board of Trustees pursuant to an investment management agreement; and

WHEREAS, the New Adviser and the MSS Board of Trustees have agreed to continue and restate the Agreement; and

NOW, THEREFORE, in consideration of the foregoing and other good, valid, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Pursuant to Section 6 of the Agreement, the Adviser hereby assigns the Agreement to the New Adviser, with the consent of CCA, effective as of the date of Reorganization, [  ], 2017 or such other date as the parties mutually agree. The New Adviser hereby agrees, at least through September 30, 2018 and at least for a period of one year following the date of the Reorganization to maintain the expense limitations set forth in the Agreement with respect to the New Fund. The New Adviser and MSS hereby acknowledge that by execution of this Assignment and Consent each is bound by every term and provision of the Agreement and they agree to prepare an execute an amended and restated Agreement, to reflect current the current terms and other provisions agreed to by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be duly executed as of this [  ] day of September, 2017.

Checchi Capital Fund Advisers, LLC	Checchi Capital Advisers, LLC

By: ______________________________	By: ______________________________
Name: ___________________________	Name: ___________________________
Title: ____________________________	Title: ____________________________
MSS Series Trust

By: ______________________________
Name: ___________________________
Title: ____________________________
Agreed and Acknowledged: CCA Investments Trust

By: ______________________________
Name: ___________________________
Title: ____________________________